SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT

by and among WAG! GROUP CO.
THE OTHER BORROWERS PARTY HERETO
and RETRIEVER, LLC
as Lender

Dated as of July [●], 2025

TABLE OF CONTENTS

Page
1.DEFINITIONS AND CONSTRUCTION    2
1.1Definitions    2
1.2Accounting Terms    13
1.3UCC    13
1.4Construction    13
1.5Schedules and Exhibits    14
1.6Timing of Payment or Performance    14
2.LOAN AND TERMS OF PAYMENT    14
2.1Agreement to Lend; Delayed Draw; Security Documents; and Loan Documents    14
2.2Borrowing Procedures    15
2.3Payments; Reductions of the Commitments; Prepayments    15
2.4Interest Rates and Rates, Payments and Calculations    16
2.5Crediting Payments; Clearance Charge    17
2.6Designated Account    18
2.7Statements of Obligations    18
2.8Fees.    18
2.9Borrower Representative; Assumptions    18
3.CONDITIONS; TERM OF AGREEMENT    19
3.1Conditions Precedent to the Effective Date    19
3.2Conditions Precedent to All Advances    20
3.3Maturity    21

3.4Effect of Maturity    21
4.REPRESENTATIONS AND WARRANTIES    21
4.1Due Organization and Qualification    22
4.2Due Authorization    22
4.3Binding Obligations    22
4.4Title to Properties    22
4.5Jurisdiction of Formation; Location of Chief Executive Office; Organizational; Identification Number; Commercial Tort Claims    22
4.6Litigation    23
4.7Fraudulent Transfer    23
4.8Full Disclosure    23
4.9Payment of Taxes    23
4.10Approved Budget    23
4.11Site Leases    23
4.12Permits    24
5.AFFIRMATIVE COVENANTS    24
5.1Notice of Certain Events    24
5.2Reporting; Budget; Conference Calls    24
5.3Existence    25
5.4Maintenance of Properties; Permits    25
5.5Taxes    25
5.6Insurance    25
5.7Inspection    26
5.8Environmental    26
5.9Compliance with Laws    27

5.10Disclosure Updates    27
5.11Further Assurances    27
5.12Approved Budget    27
5.13Carve Out Reserve; Pre-Carve Out Trigger Notice Reserve    27
5.14Deposit Account Control Agreements    28
5.15Material Contracts; Sale Offers    28
6.NEGATIVE COVENANTS    28
6.1Indebtedness    28
6.2Liens    29
6.3Restrictions on Fundamental Changes    29
6.4Disposal of Assets    30
6.5Change Name    30
6.6Nature of Business    30
6.7Material Leases or Contracts; Amendments    30
6.8Change of Control    30
6.9Accounting Methods    30
6.10Transactions with Affiliates    30
6.11Use of Advances    30
6.12Limitation on Capital Expenditures    30
6.13Chapter 11 Cases    31
6.14Certain Transactions    31
6.15Acquisitions, Loans, or Investments    31
6.16Payments on Indebtedness    31
6.17Distributions or Redemptions    31
6.18Formation of Subsidiaries    31

7.EVENTS OF DEFAULT    32
7.1Event of Default    32
7.2Rights and Remedies    35
7.3Application of Proceeds upon Event of Default    36
7.4Remedies Cumulative    36
8.COLLATERAL SECURITY    36
8.1Grant of Security Interest in the Collateral; DIP Superpriority Claims    36
8.2Representations and Warranties in Connection with Security Interest    36
8.3Superpriority Nature of Obligations and Liens    37
8.4Power of Attorney    37
8.5Lender’s Ability to Perform Obligations on Behalf of Borrower with
Respect to the Collateral    38
8.6Filing of Financing Statements    38
8.7No Discharge; Survival of Claims    38
9.WAIVERS; INDEMNIFICATION    38
9.1Demand; Protest; etc    38
9.2Lender’s Liability for Collateral    38
9.3Indemnification    38
10.NOTICES    39
11.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER    40
12.AMENDMENTS; WAIVERS; SUCCESSORS    41
12.1Amendments and Waivers    41
12.2No Waivers; Cumulative Remedies    41
12.3Successors    41
13.GENERAL PROVISIONS    41

13.1Effectiveness    41
13.2Section Headings    42
13.3Interpretation    42
13.4Severability of Provisions    42
13.5Debtor-Creditor Relationship    42
13.6Counterparts; Electronic Execution    42
13.7Revival and Reinstatement of Obligations    42
13.8Lender Expenses    42
13.9Integration    43
14.JOINT AND SEVERAL OBLIGATIONS    43
15.ADDITIONAL BORROWERS    43
16.TREATMENT OF CERTAIN INFORMATION    43

Exhibits
A – Form of Compliance Certificate
B – Approved Budget
C – Form of Note
D – Borrowing Notice

Schedules
A – Authorized Persons A – Payment Account
D-1 – Designated Account and Designated Account Bank 4.1(a) – Organizational Chart
4.5 – Borrowers, Equity Ownership and Uniform Commercial Code Filing Information
4.6 – Litigation and Commercial Tort Claims
4.9 – Taxes
4.11(b) – Site Leases and Site Lease Defaults
4.12 – Maintenance of Properties; Permits

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT

THIS SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION LOAN
AND SECURITY AGREEMENT (this “Agreement”), is entered into as of July [●] 2025 (the “Effective Date”), by and among Wag! Group Co., a Delaware corporation (“Wag”), the other borrowers signatory hereto (together with Wag, collectively, jointly and severally, the “Borrowers”), and Retriever, LLC, a Delaware corporation, as lender (together with its successors and assigns, the “Lender”).
WHEREAS, on July [●], 2025 (the “Petition Date”), the Borrowers filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which are being jointly administered under the lead Case No. 25-[●] (each, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”);
WHEREAS, Borrowers remain in possession of their respective businesses and manage their respective properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;
WHEREAS, Borrowers have requested that Lender provide a non-amortizing, priming, super-priority senior secured term loan facility to Borrowers in a total aggregate principal amount of up to six million five hundred thousand Dollars ($6,500,000) (the “Facility”) pursuant to Sections 105, 363, 364(c), and 364(d) of the Bankruptcy Code.
WHEREAS, up to four million Dollars ($4,000,000) (the “Interim Amount”) shall be made available on an interim basis (the “Interim Term Loans”) pursuant to an Interim Order (defined below) and the full Facility shall be available on a final basis pursuant to a Final Order (the “Final Term Loans”, and collectively with the Interim Term Loans, the “Loans”), subject to Bankruptcy Court approval and compliance with the terms, conditions, and covenants described in this Agreement and the Final Order;
WHEREAS, Lender has indicated its willingness to fund the Loans to Borrowers on the terms and conditions set forth herein and in the other Loan Documents and in accordance with Sections 105, 363, 364(c), and 364(d) of the Bankruptcy Code, so long as all of the Obligations are (a) secured by priming first priority senior secured Liens on the Collateral granted by the Borrowers as provided herein and in the other Loan Documents and (b) given superpriority status as provided in the DIP Orders;
WHEREAS, each Borrower has agreed (a) to grant to Lender a fully perfected first priority senior priming lien on and security interest, subject only to the Carve Out, in all its assets in accordance with and as more fully set forth in the Final Order, and (b) that Lender shall have DIP Superpriority Claims in the Chapter 11 Cases for the repayment of the Obligations pursuant to the DIP Orders;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.DEFINITIONS AND CONSTRUCTION.
1.1Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Plan” means the Joint Prepackaged Plan of Reorganization of Wag! Group Co. and Certain of Its Affiliates [Docket No. [●]] filed by the Borrowers, with such amendments acceptable to the Lender in its sole discretion.
“Additional Documents” has the meaning set forth in Section 5.11. “Advance” has the meaning set forth in Section 2.1(a).
“Affiliate” means, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or
(iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the Effective Date) of ten percent (10%) or more of any class of the outstanding voting equity interests, securities or other ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement. “Allowed Professional Fees” has the meaning set forth in the DIP Orders.
“Approved Budget” means (a) the initial budget, prepared by Borrowers, for a 13-week period attached hereto as Exhibit B and (b) an amended or otherwise modified budget adopted with the written consent of Lender in its sole discretion; provided that the total amount of Loans provided pursuant to such amended Approved Budget shall not exceed the total amount of the Commitments authorized by the DIP Orders.
“Authorized Person” means any of the individuals identified on Schedule A, which may be updated from time to time by written notice from Borrowers to Lender.
“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement. “Bankruptcy Court” has the meaning set forth in the recitals to this Agreement. “Borrower Representative” has the meaning set forth in Section 2.9.

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“Borrowers” has the meaning set forth in the preamble to this Agreement. “Borrowing Notice” has the meaning set forth in Section 2.2.

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“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the Governing Jurisdiction.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect prior to the adoption and effectiveness of Accounting Standards Codification No. 842 or any successor or replacement accounting provisions.
“Carve Out” has the meaning set forth in the DIP Orders.
“Carve Out Advance” has the meaning set forth in Section 2.1(b). “Carve Out Trigger Notice” has the meaning set forth in the DIP Orders.
“Carve Out Trigger Notice Reserve” has the meaning set forth in the DIP Orders. “Cash Collateral” has the meaning set forth in the DIP Orders.
“Change of Control” means the acquisition, through purchase or otherwise (including the agreement to act in concert without anything more), by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), after the date of this Agreement, of (i) the beneficial ownership, directly or indirectly, of 50% or more of the voting equity interests of Wag! or (ii) all or substantially all of the assets of the Borrowers, taken as a whole, except as permitted in this Agreement.
“Chapter 11 Case” and “Chapter 11 Cases” have the meanings set forth in the recitals to this Agreement.
“Collateral” means, collectively, each Borrower’s right, title, and interest in, to and under all of such Borrower’s properties and assets of every kind or character, in each instance whether real, personal or mixed, whether tangible or intangible, whether now owned or existing or hereafter acquired, created or arising, whether arising before or after the Petition Date, and wherever located, including, without limitation, the following: all contracts, contract rights, licenses, general intangibles, instruments, equipment, accounts, documents, goods, inventory, fixtures, documents, cash, cash equivalents, accounts receivables, chattel paper, letters of credit and letter of credit rights, investment property (including, without limitation, all equity interests owned by such Borrower in its current and future subsidiaries), commercial tort claims, arbitration awards, money, insurance, receivables, receivables records, deposit accounts, collateral support, supporting obligations and instruments, fixtures, all interests in leaseholds and real properties, all patents, copyrights, trademarks, all trade names and other intellectual property (whether such intellectual property is registered in the United States or in any foreign jurisdiction), all proceeds, and all products, accessions, rents and profits of or in respect of any of

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the foregoing (as such terms are defined in the Uniform Commercial Code as in effect from time to time in the Governing Jurisdiction).

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“Commitments” means the commitments of Lender to fund the Loans hereunder. The aggregate amount of Lender’s Commitments is the principal amount of up to six million five hundred thousand Dollars ($6,500,000), subject to the terms of this Agreement and the DIP Orders.
“Commitment Fee” means the fee equal to one percent (1.00%) of the principal amount of the Commitments, which fee shall be fully earned and non-refundable upon entry of the Interim Order and indefeasibly paid in full in cash out of the proceeds of the Interim Amount pursuant to the Interim Order.
“Committee” means the statutory committee of unsecured creditors appointed by the Office of the United States Trustee in relation to the Chapter 11 Cases, if any.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the Authorized Person of Borrowers to Lender.
“Daily Balance” means, as of any date of determination and with respect to any fixed monetary Obligations, the amount of such Obligations owed at the end of such day.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning set forth in Section 2.4(b).
“Deposit Account Control Agreement” means, with respect to a Deposit Account, an agreement in form and substance reasonably satisfactory to Lender that (a) is entered into among Lender, the financial institution or other person at which such Deposit Account is maintained, and such Borrower maintaining such Deposit Account, and (b) is effective for Lender to obtain “control” (within the meaning of Articles 8 and 9 of the UCC) of such Deposit Account.
“Designated Account” means the Deposit Account of Borrowers at the Designated Account Bank identified on Schedule D-1, which shall be an account existing within Borrowers’ cash- management system as of the Petition Date.
“Designated Account Bank” has the meaning set forth in Schedule D-1.
“DIP Orders” means the Interim Order and the Final Order, each as applicable. “DIP Superpriority Claims” has the meaning set forth in the DIP Orders. “Dollars” or “$” means United States dollars.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial, or administrative proceeding, judgment,

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letter, or other written communication from any Governmental Authority, or any third party relating to or arising out of violations of Environmental Laws or releases of Hazardous Materials
(a) from any Collateral, (b) from adjoining properties or businesses of any real properties that

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constitute Collateral, or (c) from or onto any facilities, with respect to the Collateral, which received Hazardous Materials generated by Borrowers.
“Environmental Law” means any applicable federal, state, provincial, foreign, or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, in each case, to the extent binding on Borrowers, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Event of Default” has the meaning set forth in Section 7.1.
“Exit Fee” means the fee equal to the sum of two percent (2.00%) of the total amount of Loans provided which in each case, shall be fully earned, non-refundable, and allowed upon the making of a Loan
“Facility” has the meaning set forth in the recitals to this Agreement.
“Fees” means all fees due to Lender under this Agreement, any Loan Document, or the DIP Orders, including, but not limited to, the Commitment Fee and the Exit Fee.
“Final Order” means a final order of the Bankruptcy Court authorizing and approving Borrowers’ entry into this Agreement and the other Loan Documents and with such modifications as are necessary to convert the Interim Order into a final order, in form and substance satisfactory to Lender, in its sole discretion, on a final basis and entered following a final hearing.
“Governing Jurisdiction” shall mean the State of Delaware.
“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous

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materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum

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derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Indebtedness” means (a) all obligations for borrowed money, including, without limitation, the Obligations, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all payment obligations to pay the deferred purchase price of assets (other than trade payables incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices), (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person, (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing products, or (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.
“Indemnified Liabilities” has the meaning set forth in Section 9.3. “Indemnified Person” has the meaning set forth in Section 9.3. “Information” has the meaning set forth in Section 16.
“Interim Amount” has the meaning set forth in the Preamble.
“Interim Order” means an interim order of the Bankruptcy Court authorizing and approving Borrowers’ entry into this Agreement and the other Loan Documents and authorizing the incurrence of debt up to the Interim Amount, in form and substance satisfactory to Lender, in its sole discretion.
“Interim Term Loan” has the meaning set forth in the recitals to this Agreement. “Lender” has the meaning set forth in the preamble to this Agreement.

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“Lender Expenses” means all reasonable and documented (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrowers under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) out-of-pocket fees or charges paid or incurred by Lender in connection with its transactions with Borrowers under any of the Loan Documents,

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including, but not limited to, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by Lender in the disbursement of funds to Borrowers (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Lender resulting from the dishonor of checks payable by or to Borrowers, (e) out-of-pocket costs, fees (including reasonable and documented external attorneys’ fees) and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) out- of-pocket audit fees and reasonable and documented expenses of Lender (including travel, meals, and lodging) related to any inspections or audits, (g) out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with Borrowers, (h) out-of-pocket costs and expenses (including, reasonable and documented external attorneys’ fees) incurred by Lender in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending the Loan Documents,
(i) out-of-pocket fees and expenses of Lender (including travel, meals, and lodging) related to any due diligence in connection with the Facility or meetings with Borrowers in connection with the Facility, and (j) costs and expenses of Lender (including reasonable and documented external attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable and documented external attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning Borrowers or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.
“Lender Related Person” means Lender, together with its officers, directors, employees, attorneys, representatives, and agents.
“Lender’s Liens” means the Liens granted by Borrowers in and to the Collateral in favor of Lender.
“Lien” means any pledge, hypothecation, assignment (which is intended as security), charge, deposit arrangement (which is intended as security), encumbrance, easement, lien (statutory or other), mortgage, security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever (which is intended as security), including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease, and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

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“Loan Account” means the loan accounts maintained by Lender in the name of Borrowers in which shall be recorded the date and amount of each Loan made by Lender and the amount of each payment in respect thereof.

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“Loan Documents” means this Agreement, the DIP Orders, the Additional Documents, and any other notes, account control agreements, financing statements, or security agreements executed by Borrowers in connection with this Agreement in favor of Lender, any other agreement entered into, now or in the future, by Borrowers and Lender in connection with this Agreement and designated a Loan Document, and all amendments, modifications, renewals, substitutions, and replacements of any of the foregoing; provided that, for the avoidance of doubt, all Loan Documents shall be in form and substance satisfactory to Lender.
“Loans” has the meaning set forth in the recitals to this Agreement.
“Material Adverse Change” means the occurrence of any event, condition or change in circumstance subsequent to the Petition Date which (a) would reasonably be expected to have a material adverse effect on the business, operations, properties, assets, performance, or financial condition of the Borrowers, taken as a whole, (b) has resulted in or would reasonably be expected to result in a material adverse effect on the validity or enforceability of, or the rights, remedies or benefits available to the Lender under, this Agreement or the other Loan Documents, or (c) has resulted in or would reasonably be expected to result in a material adverse effect on the ability of the Borrowers to perform their obligations under any Loan Documents.
“Material Contract” means each contract or agreement as to which the breach, nonperformance, cancellation, termination, loss, expiration, or failure to renew by any party thereto would reasonably be expected to result in a Material Adverse Change.
“Maturity Date” means the earliest of (a) September 15, 2025; (b) the effective date of any chapter 11 plan with respect to the Borrowers; (c) the date of the acceleration of the Loans and the termination of the Commitments following the occurrence and during the continuation of an Event of Default in accordance with this Agreement; (d) dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code; and (e) twenty-eight
(28) days after the Petition Date (or such later date as agreed to by the Lender), unless the Final Order has been entered by the Bankruptcy Court on or prior to such date.
“Net Cash Proceeds” means with respect to any sale or disposition of the Collateral, in whole or in part, by any Person, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person, in connection therewith, after deducting therefrom only (a) fees, commissions, and expenses related thereto and required to be paid in connection with such sale or disposition, and (b) taxes paid or payable to any taxing authorities in connection with such sale or disposition, in each case, only to the extent, that the amounts so deducted are properly attributable to such transaction.
“Net Operating Variance” means, with respect to any period of analysis, the numerical difference, expressed as a percentage, between (i) the Borrowers’ actual total disbursements for such period, determined on a cumulative consolidated basis, and (ii) the Borrowers’ projected total disbursements cash flow for such period as set forth in the Approved Budget. In

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determining Net Operating Variance, Lender expenses shall be excluded from the calculation of operating disbursements.

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“Note” means one or more promissory notes issued by Borrowers to Lender, substantially in the form of Exhibit C, as may be amended or amended and restated.
“Obligations” means all loans, including, without limitation, the Loans, the Advances, debts, principal, interest, contingent reimbursement or indemnification obligations, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), Fees (including the Commitment Fee and the Exit Fee), Lender Expenses, premiums, costs, expenses, and indemnities, whether primary, secondary, direct, indirect, absolute, or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise, guaranties, covenants, and duties of any kind and description owing by Borrowers to Lender pursuant to or evidenced by the Loan Documents and, in each case, irrespective of whether for the payment of money, of Borrowers to Lender under the Loan Documents and the DIP Orders, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise in connection with the Loan Documents including, without limitation, in connection with the collection or enforcement of or preservation of rights of Lender under the Loan Documents.
“Ordinary Course” and “Ordinary Course of Business” shall mean, in respect of any Person, the ordinary course and reasonable requirements of such Person’s business, as conducted in accordance with past practices, and undertaken in good faith except as such conduct has been changed resulting from the filing of the Chapter 11 Cases.
“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or other instrument relating to the rights of preferred shareholders or stockholders of such corporation, any shareholder rights agreement and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership; (c) for any limited liability company, the operating agreement or limited liability company agreement and articles or certificate of formation or organization and all applicable resolutions of any managing member of such limited liability company; and (d) any agreement between a Borrower and its shareholders, members, partners or its equity owners, or among any of the foregoing relating to the governance of such Borrower.
“Payment Account” means the Deposit Account of Lender identified identified to the Borrowers in writing by Lender.
“Permits” means any license, lease, power, permit, franchise, certificate, authorization, or approval issued by a Governmental Authority.
“Permitted Indebtedness” has the meaning set forth in Section 6.1. “Permitted Liens” means:
(a)all Liens created by the Loan Documents and the DIP Orders (including the Carve Out and the Adequate Protection Liens, as defined therein);

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(b)Liens for taxes that are not delinquent or are the subject of a Permitted Protest, and any other taxes to the extent not required to be paid pursuant to Section 5.5;

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(c)statutory or common law liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other like liens imposed by law or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business;
(d)(i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by the Employee Retirement Income Security Act of 1974, and (ii) pledges and deposits of cash securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower;
(e)liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment;
(f)non-exclusive licenses and sublicenses of intellectual property and other assets entered into in the Ordinary Course of Business that do not materially interfere with the ordinary conduct of the business of the Borrowers, individually, or taken as a whole;
(g)normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions incurred in connection with the maintenance of such deposits in the Ordinary Course of Business in connection with the issuance or repayment of indebtedness;
(h)(i) any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property, and (ii) restrictions, covenants, conditions, and easements of record applicable to real property, in each case which do not materially interfere with the ordinary conduct of the business of the Borrowers, individually, or taken as a whole;
(i)Liens securing Indebtedness incurred pursuant to Section 6.1(h); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds thereof and (ii) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets and the proceeds thereof) other than the assets subject to, or acquired, constructed, repaired or improved with the proceeds of such Indebtedness; provided that, in each case, individual financings provided by one lender may be cross collateralized to other financings provided by such lender or its Affiliates;
(j)any other interest or title (and any encumbrances on such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or subleases (other than capitalized leases) or licenses or sublicenses, in each case entered into by a Borrower in the Ordinary Course of Business; and
(k)other Liens existing as of the Petition Date

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“Permitted Protest” means the right of any Borrower to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided, that (a) a reserve with respect to such

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obligation is established on such Borrower’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower in good faith, and (c) Lender is satisfied in its reasonable discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.
“Permitted Transfers” means (a) dispositions of inventory and other assets in the Ordinary Course of Business, (b) sale of worn-out or obsolete equipment that is, in the reasonable judgment of Borrowers, no longer economically practicable to maintain or useful in the Ordinary Course of Business, (c) dispositions of accounts receivable in connection with the collection or compromise thereof, (d) non-exclusive licenses and sublicenses of intellectual property and other assets entered into in the Ordinary Course of Business, (e) the sale or disposition of cash equivalents for fair market value and in a manner that is not otherwise prohibited by this Agreement or the Loan Documents, (f) the abandonment, transfer, cancellation or lapse of immaterial intellectual property that is, no longer economically practicable to maintain or useful in the Ordinary Course of Business, (g) dispositions among Borrowers and (h) any other dispositions contemplated by the Approved Budget.
“Permitted Variance” has the meaning set forth in Section 5.2(b).
“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business or statutory trust, or other organization, irrespective of whether constituting a separate legal entity, and governments and agencies and political subdivisions thereof.
“Petition Date” has the meaning set forth in the recitals to this Agreement.
“Post-Carve Out Trigger Notice Cap” has the meaning set forth in the DIP Orders. “Pre-Trigger Date Fees” has the meaning set forth in the DIP Orders.
“Prepetition Financing Agreement” means that certain Financing Agreement, dated as of August 9, 2022, by and among Wag! Group Co., as parent, Wag Labs Inc., as borrower, the guaranties party thereto, the lenders party thereto and the Administrative Agent (as successor to Blue Torch Finance LLC, as administrative and collateral agent, as amended, modified or supplemented from time to time.
“Prepetition Secured Parties” means, collectively, the lenders, agents and other parties to the Prepetition Financing Agreement.
“Prevailing Eastern Time” means either Eastern Standard Time or Eastern Daylight Savings Time in the United States, as in effect from time to time.
“Professional Fees” means all unpaid fees and expenses incurred by persons or firms retained by (a) the Borrowers pursuant to Sections 327, 328, 329, 330, 331, 363, or 503(b)(4) of

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the Bankruptcy Code; or (b) the Committee pursuant to Sections 328 or 1103 of the Bankruptcy Code; provided that, to the extent that any amount of the foregoing compensation or

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reimbursement is denied or reduced by the Bankruptcy Court or any other court of competent jurisdiction, such amount shall no longer constitute Professional Fees.
“Prohibited Variance” has the meaning set forth in Section 5.2(b).
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Remedies Notice” has the meaning set forth in the DIP Orders.
“Required Lien Priority” means, with respect to any Lien on the Collateral in favor of Lender, the priority set forth in the applicable DIP Order.
“Schedules” means those certain schedules annexed hereto and made a part hereof. “Security Documents” means (a) all UCC financing statements, or amendments or continuations thereof, and (b) all other security agreements, Deposit Account Control Agreements, documents or filings in connection with the perfection of the Liens granted or pledged pursuant to the terms of this Agreement, any other Loan Document or the DIP Orders, as same may be amended, modified, restated or supplemented from time to time.
“Site Lease” means a lease pursuant to which any location operated by a Borrower or a Subsidiary of a Borrower has been leased to such Person.
“Solicitation Procedures Motion” means the Debtors’ Motion for Entry of an Order
(I) Scheduling Combined Hearing on Adequacy of the Disclosure Statement and Confirmation of the Plan; (II) Fixing Deadline to Object to Disclosure Statement and the Plan; (III) Approving Prepetition Solicitation Procedures and Form and Manner of Notice of Commencement, Combined Hearing and Objection Deadline; (IV) Approving Notice of Objection Procedures for the Assumption of Executory Contracts and Unexpired Leases; (V) Conditionally (A) Directing the United States Trustee Not to Convene a Section 341(a) Meeting of Creditors and (B) Waiving Requirement of Filing Statements of Financial Affairs and Schedules of Assets and Liabilities and Rule 2015.3 Reports; and (VI) Granting Related Relief filed by the Borrowers on the Petition Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than fifty percent (50%) of

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the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, governors, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

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“Trigger Date” has the meaning set forth in the DIP Orders.
“UCC” means the Uniform Commercial Code as in effect in the Governing Jurisdiction; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the Governing Jurisdiction, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection, or non-perfection or priority.
“United States” means the United States of America. “Variance Report” has the meaning set forth in Section 5.2(b). “Voidable Transfer” has the meaning set forth in Section 13.7.
“Wag” has the meaning set forth in the preamble to this Agreement. “Waiting Period” has the meaning set forth in the DIP Orders.
1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided that, if Borrowers notify Lender that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if Lender notifies Borrowers that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Lender and Borrowers hereby agree that they will negotiate, in good faith, amendments to the provisions of this Agreement that are directly affected by such change in GAAP with the intent of having the respective positions of Lender and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers on a consolidated basis, unless the context clearly requires otherwise.
1.3UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.
1.4Construction. Unless the context of this Agreement or the Loan Documents clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has,

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except as otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or the Loan Documents refer to this Agreement or such other Loan Document, as the case may be, as a whole,

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and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the irrevocable and indefeasible payment in full in cash of all Obligations, other than continuing indemnification and expense reimbursement obligations for which no claim or demand has been asserted, and all Commitments shall have irrevocably, permanently and finally expired or shall have been terminated, cancelled and discharged. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein or in any Loan Document shall be satisfied by the transmission of a Record.
1.5Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.6Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
2.LOAN AND TERMS OF PAYMENT.
2.1Agreement to Lend; and Loan Documents.
(a)Subject to the terms and conditions of the DIP Orders, this Agreement, and the satisfaction or waiver of the conditions precedent in Sections 3.1 and 3.2, Lender agrees to fund proceeds of Loans (each, an “Advance” and collectively, the “Advances”) to the Borrower Representative in the aggregate amount up to the Commitment; provided that in no event shall the outstanding Loans exceed the lesser of (i) the Commitment, and (ii) the cumulative draw amounts provided for in the then Approved Budget. Each Advance shall be made in an aggregate minimum amount of $100,000 (and multiples of $100,000 in excess thereof) upon two (2) Business Days’ prior written notice (or such lesser notice as agreed by Lender in its sole discretion), up to the aggregate amount of the undrawn Commitment at any time prior to three (3) Business Days before the Maturity Date; provided, however, that in no event shall the amount of any Advance exceed the amount budgeted therefore in the then Approved Budget.
(b)Each Advance hereunder is subject to the satisfaction or waiver of the conditions precedent the DIP Orders and in Sections 3.1 and 3.2. Each Advance shall

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permanently decrease the Commitments, and any Loans, or portion thereof, that are repaid or prepaid (whether as an optional prepayment or a mandatory prepayment) cannot be reborrowed.

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(c)The Loans shall be secured by the Collateral as set forth in this Agreement, the DIP Orders, and the other Loan Documents.
(d)Borrowers promise to indefeasibly pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full in cash (including, as applicable, the Commitment Fee and the Exit Fee) on or before the Maturity Date except, at the Lender’s option, in its sole discretion, the Lender may elect to have the Obligations satisfied through the receipt of Additional Notes (as defined in the Approved Plan). .
2.2Borrowing Procedures. Each Advance under Section 2.1(a) shall be made by a written request substantially in the form of the Borrowing Notice attached hereto as Exhibit D (each such written request, a “Borrowing Notice”) executed by an Authorized Person of the Borrower Representative, accompanied by a Compliance Certificate, and delivered to Lender no later than two (2) Business Days prior to the requested funding date in the case of each Advance (or such shorter period as Lender may permit in its sole discretion), but in no event later than three
(3) Business Days before the Maturity Date; provided that, (a) the Borrower Representative shall submit such requests only after entry of the Final Order, and (b) the aggregate amount of all such Advances, including any Carve Out Advance, shall not exceed the Commitment. Upon satisfaction or waiver by Lender (in its sole discretion) of the conditions precedent set forth herein, Lender shall fund the Advance to the Borrower Representative on the requested funding date by causing the principal amount of the relevant Advance to be credited to the Designated Account.
2.3Payments; Reductions of the Commitments; Prepayments.
(a)Payments by the Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to the Payment Account for the account of Lender and shall be made in immediately available funds, no later than 4:00 p.m. (Prevailing Eastern time) on the dates set forth in this Section 2.3. Any payment received by Lender later than 4:00 p.m. (Prevailing Eastern time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(b)Application of Payments and Proceeds. Subject to Section 7.3, all payments remitted to Lender and all proceeds of the Collateral received by Lender shall be applied as follows (unless otherwise directed by Lender):
(i)first, to pay any Lender Expenses (including reasonable and documented cost or expense reimbursements, such as reasonable and documented attorneys’ fees) then owed to Lender or any Lender Related Person in accordance with the DIP Orders, or indemnities then due to Lender under the Loan Documents, until indefeasibly paid in full in cash;
(ii)second, to pay any Fees then due to Lender under the Loan Documents until indefeasibly paid in full in cash;

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(iii)third, to pay interest due in respect of the Loans until indefeasibly paid in full in cash;

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in cash; cash; and
(iv)fourth, to pay the principal of all Loans until indefeasibly paid in full

(v)fifth, to pay any other Obligations until indefeasibly paid in full in

(vi)sixth, to Borrowers (to be wired to the Designated Account) or as

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otherwise required by applicable law.
In the event of a direct conflict between the priority provisions of this Section 2.3(b) and any other provision contained in any Loan Document (except for the DIP Orders), it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(b) shall control and govern. Notwithstanding the foregoing, to the extent there is a conflict between the DIP Orders and any Loan Document, the DIP Orders shall control and govern.
(c)Optional Prepayments. Upon notice to Lender, Borrowers may prepay any Loan, in whole or in part, at any time; provided, that (i) the aggregate principal amount being prepaid shall be an amount not less than one million Dollars ($1,000,000) (and multiples of
$100,000 in excess thereof); (ii) such prepayment includes the ratable portion of the Exit Fee due thereon, which shall be due and payable on the date of such voluntary prepayment, and (iii) any such prepayments under this Section 2.3(c) shall be applied in the order set forth in Section 2.3(b).
(d)Mandatory Prepayments. Subject to the DIP Orders and, so long as such orders are acceptable to Lender in its sole discretion, any other applicable orders of the Bankruptcy Court, within one (1) Business Day of the date of receipt by any Borrower or any of its Subsidiaries of the Net Cash Proceeds of any disposition (whether through a voluntary or involuntary sale, the loss, destruction, or damage thereof or any actual condemnation, confiscation, requisition, seizure, or taking thereof or otherwise) of Collateral (other than the disposition of Collateral in the Ordinary Course), such Borrower shall prepay such portion of the outstanding amount of the Obligations in accordance with Section 2.3(b) in an amount equal to 100% of the Net Cash Proceeds (including insurance proceeds, condemnation awards, and payments in lieu thereof) received in connection with such sales or dispositions, plus the accrued interest as applied to the amount of such prepayment. Nothing contained in this Section 2.3(d) shall permit Borrowers to sell any Collateral other than in accordance with Section 6.4. In no event shall any amount paid to Lender under this Section 2.3(d) exceed the outstanding amount of the Obligations.
2.4Interest Rates and Rates, Payments and Calculations.
(a)Interest Rate. Except as provided in Section 2.4(b), all Advances shall bear interest on the Daily Balance thereof at a rate equal fifteen percent (15%) per annum. For the purpose of calculating interest, the Daily Balance shall exclude accrued but unpaid interest due or owing hereunder.
(b)Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations shall bear interest on the Daily Balance thereof at a per annum rate equal to eighteen percent (18%) (the “Default Rate”), upon notice from Lender of its election to

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impose interest at the Default Rate. Any such notice may impose interest at the Default Rate retroactively to the date of the occurrence of the related Event of Default. For the purpose of calculating interest under this Section 2.4(b), the Daily Balance shall exclude accrued but unpaid interest due or owing hereunder.
(c)Payment. Except to the extent provided to the contrary herein or as provided for in the DIP Orders, interest, all Fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Expenses payable hereunder or under any of the other Loan Document shall be due and payable in cash, on the Maturity Date and shall be paid to the Payment Account. Borrowers hereby agree that Lender has all rights of setoff and bankers’ lien provided by applicable law on account of any accounts maintained at Lender. Subject to the DIP Orders and without affecting Borrowers’ continuing obligation to pay all Obligations hereunder when due, in the event that any amounts are due hereunder and remain unpaid when due (with any such failure constituting an Event of Default hereunder), Borrowers shall be deemed to have made a request for an Advance in such amount and Lender shall charge the Loan Account in an amount equal to the aggregate principal amount of such Advance and thereafter such Advance shall constitute Obligations hereunder and shall accrue interest at the rate then applicable to Obligations (including the Default Rate) until the indefeasible payment in full in cash of all Obligations.
(d)Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.
(e)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.5Crediting Payments; Clearance Charge. The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Payment Account on a Business Day on or before 4:00 p.m. (Prevailing Eastern time). If any payment item is received into the Payment Account on a non-Business Day or after 4:00 p.m. (Prevailing Eastern time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

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2.6Designated Account. Borrowers hereby agree to maintain the Designated Account with the Designated Account Bank and to receive the proceeds of the Advances requested by Borrowers and made by Lender hereunder in such Designated Account. The Borrowers shall cause the Designated Account to be subject to a Deposit Account Control Agreement in form and substance acceptable to Lender in its sole discretion within fifteen (15) calendar days from the date of entry of the Interim Order; provided, that the Borrowers may have an additional fifteen (15) calendar day cure period so long as the Borrowers are using commercially reasonable efforts to obtain such a Deposit Account Control Agreement. In addition, the Borrowers shall maintain only the proceeds of the Advances in the Designated Account segregated from all other funds.
2.7Statements of Obligations. Lender shall maintain true, correct, and complete electronic or written records evidencing the Indebtedness and other Obligations owed by Borrowers to Lender, in which Lender will record in the Loan Account (a) the amount of all Advances made under this Agreement, (b) the amount of any principal or interest due and payable or to become due and payable from Borrowers to Lender under this Agreement, and (c) all amounts received by Lender under this Agreement from Borrowers.
2.8Fees.
(a)Commitment Fee. The Commitment Fee shall be due and payable on the Effective Date.
(b)Exit Fee. The Exit Fee shall be due and payable upon the earliest of (i) the Maturity Date, (ii) payment in full of the Loans, and (iii) on a pro rata basis for any voluntary prepayment of the Loans.
Except as otherwise expressly set forth herein, in the DIP Orders, or in any of the other Loan Documents, the Fees payable to Lender under this Agreement, the DIP Orders, or any of the other Loan Documents shall not be subject to proration and shall be non-refundable and non-avoidable obligations of the Borrowers and shall be paid by Borrowers in full in cash, or deducted from the applicable draw, as the case may be.
2.9Borrower Representative; Assumptions. As of the Effective Date, Wag (i) is hereby designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Borrowing Notices, delivering certificates including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, but without relieving any other Borrower of its joint and several obligations to pay and perform the Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents. Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by

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such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

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3.CONDITIONS; TERM OF AGREEMENT.
3.1Conditions Precedent to the Effective Date. The effectiveness of this Agreement and the agreements of Lender hereunder shall be subject to the satisfaction of the conditions set forth below (unless waived in writing by Lender in its sole discretion):
(a)The parties shall have executed and delivered this Agreement and all other documents required by Lender as a condition to the Effective Date and in connection with the transactions contemplated by this Agreement and shall be in form and substance satisfactory to Lender.
(b)Lender shall have received evidence satisfactory to Lender that all Uniform Commercial Code financing statements necessary, or, in the opinion of the Lender, desirable to provide Lender with a valid, perfected priming security interest in the Collateral pledged by the Borrowers have been filed or will be filed by Lender promptly upon the Effective Date.
(c)The Bankruptcy Court shall have entered the Interim Order not later than July 25, 2025, in form and substance satisfactory to Lender in its reasonable discretion and no order shall have been entered reversing, amending, staying, vacating, terminating or otherwise modifying the Interim Order or any material provision thereof in any manner without Lender’s prior written consent. Borrowers and Lender shall be entitled to rely in good faith upon the Interim Order and shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objections thereto, unless the relevant order has been stayed by a court of competent jurisdiction.
(d)Lender shall have received copies of UCC, tax, and judgment lien searches and title reports, in each case satisfactory to Lender in its sole discretion.
(e)Lender shall have received from Borrowers an Approved Budget, acceptable to Lender in its sole discretion, attached hereto as Exhibit B.
(f)The Borrowers shall have provided Lender with evidence of insurance coverage satisfying the requirements of Section 5.6 of this Agreement.
(g)Each Borrower shall be a debtor and debtor in possession in the Chapter 11
Cases.
(h)All accrued and unpaid Lender Expenses for which invoices have been presented (and such invoices shall contain information only to the extent required by Paragraph 26 of the DIP Order), required to be paid on or before the Effective Date, if any, shall have been paid.
(i)The following statements shall be true and correct: (i) the representations and warranties of the Borrowers contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by

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materiality in the text thereof) on and as of the Effective Date, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date

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or would immediately result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.
3.2Conditions Precedent to All Advances. In addition to the conditions set forth in Section 3.1 above, subject to Section 2.1(c), Lender shall not be required to fund any Loans or fund any Advances unless and until all of the conditions set forth below shall have been satisfied or waived in writing by Lender in its sole discretion, subject to Section 2.1(c); provided that clauses
(a) and (b)(i) and (ii) below must be satisfied as determined by Lender in its sole discretion for any Advances to be made under any circumstances, including a Carve Out Advance:
(a)no order has been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner adverse to the Lender the DIP Orders.
(b)(i) no trustee, examiner, or receiver shall have been appointed or designated with respect to the Borrowers’ business, properties or assets and no motion shall be pending seeking similar relief or any other relief, which, if granted, would result in a person other than the Borrowers exercising control over their assets, and (ii) no Person other than the Borrowers shall have been granted control over the Collateral by the Bankruptcy Court in any of the Chapter 11 Cases.
(c)The representations and warranties of Borrowers contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).
(d)No Default or Event of Default under any of the Loan Documents (including a DIP Termination Event under the DIP Orders) shall have occurred and be continuing on the date of such Advance, nor shall either result from the making thereof.
(e)No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrowers or Lender.
(f)No action, proceeding, investigation, regulation, or legislation shall have been instituted or threatened before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby and thereby and which, in Lender’s reasonable judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.
(g)The Borrowers shall be in compliance in all respects with the Loan Documents (including the DIP Orders).

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(h)Lender shall have received a fully executed and delivered Borrowing Notice and Compliance Certificate from Borrowers in accordance with Section 2.2.

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(i)Lender shall have received in advance, or will receive from the proceeds of such Advance, (i) all Fees required to be paid upon or before the date of any such Advance, and
(ii) all Lender Expenses (including the fees and expenses of legal counsel) for which invoices have been presented before any such Advance, subject in all respects to the DIP Orders. All such amounts shall be reflected in the funding instructions annexed to the relevant Borrowing Notice delivered in accordance with Section 2.2.
(j)Since the Petition Date, there shall not have occurred any event, condition, circumstance or contingency that, individual or in the aggregate, constitutes or would reasonably be expected to constitute a Material Adverse Change.
(k)Lender shall have received from the Borrowers an updated Approved Budget to the extent required to be delivered by Section 5.2(b) on or before the making of such draw, which such updated Approved Budget shall be subject to Section 5.2(b) and the DIP Order.
3.3Maturity. This Agreement shall continue in full force and effect until the indefeasible payment in full of the Obligations (other than continuing Obligations with respect to indemnification). All Obligations including, without limitation, the outstanding unpaid principal balance and all accrued and unpaid interest and all Fees (including, without limitation, the Commitment Fee and the Exit Fee) on the Advances shall be due and payable on the Maturity Date.
3.4Effect of Maturity. On the Maturity Date the obligation of the Lender to provide any additional credit or other accommodations under the Loan Documents shall automatically terminate and all Obligations (other than continuing Obligations with respect to indemnification) shall immediately become due and payable without notice or demand. No termination of the obligations of Lender (other than payment in full in cash of the Obligations and termination of the Commitments) shall relieve or discharge any Borrower of its duties, obligations, or covenants hereunder or under any Loan Document and Lender’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations (other than continuing Obligations with respect to indemnification) have been indefeasibly paid in full and the Commitments have been terminated. When all of the Obligations (other than continuing Obligations with respect to indemnification) have been indefeasibly paid in full and Lender has no further obligation hereunder to fund further Advances, Lender will, at the Borrowers’ expense, execute and deliver any payoff letters, termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary to evidence and confirm the repayment in full of the Obligations (other than continuing Obligations with respect to indemnification) and to release, as of record, Lender’s Liens and all notices of security interests and Liens previously filed by Lender with respect to the Obligations.
4.REPRESENTATIONS AND WARRANTIES.
In order to induce Lender to enter into this Agreement, each Borrower hereby makes the following representations and warranties to Lender. Each Borrower hereby further represents that such representations and warranties shall be true, correct, and complete, in all respects, as of the

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Effective Date, and shall be true, correct, and complete, in all respects, as of the date of the making

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of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement until all Obligations have been indefeasibly paid in full in cash:
4.1Due Organization and Qualification. Such Borrower (a) is duly formed and existing and in good standing under the laws of the jurisdiction of its formation, (b) where the ownership of Collateral requires such qualification, is qualified to do business in any state where the failure to be so qualified would reasonably be expected to result in a Material Adverse Change, and (c) subject to the Bankruptcy Court’s entry of the DIP Orders, and any limitation under the Bankruptcy Code or other debtor relief law, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Schedule 4.1(a) sets forth an organizational chart showing the complete and accurate ownership structure of the Borrowers as of the Effective Date.
4.2Due Authorization. Subject to the Bankruptcy Court’s entry of the Final Order, the execution, delivery, and performance by such Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action on the part of such Borrower and, with respect to such Borrower.
4.3Binding Obligations. Each Loan Document has been duly executed and delivered by each Borrower that is a party thereto and, subject to the entry of the DIP Orders, as applicable, is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).
4.4Title to Properties. Borrowers have good, sufficient, and legal title to (and in the case of real property marketable title to), all of Borrowers’ right, interest, and title in the Collateral, subject to Permitted Liens.
4.5Jurisdiction of Formation; Location of Chief Executive Office; Organizational; Identification Number; Commercial Tort Claims.
(a)The name (within the meaning of Section 9-503 of the UCC), jurisdiction of organization, type of entity, direct equity owner and, to the extent required to be set forth in a financing statement under the UCC, organizational identification number (if any) of such Borrower is as set forth on Schedule 4.5 (as such Schedule may be updated from time to time by notice from such Borrower to Lender).
(b)A primary mailing address of such Borrower is located at the address indicated on Schedule 4.5 (as such Schedule may be updated from time to time by notice from such Borrower to Lender).

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4.6Litigation. Other than the Chapter 11 Cases and except as stayed by the filing of the Chapter 11 Cases, there are no actions, suits, proceedings, claims, or disputes pending or, to the actual knowledge of such Borrower, threatened in writing, at law, in equity, in arbitration, or before any Governmental Authority, by or against such Borrower or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby (other than objections or pleadings that may have been filed in the Chapter 11 Cases with respect to such Borrower seeking authorization to enter into the Loan Documents and incur the Obligations under this Agreement), or (b) except as set forth on Schedule 4.6, either individually or in the aggregate, would reasonably be expected to cause a Material Adverse Change if determined adversely to the interests of any Borrower. As of the Effective Date, Schedule 4.6 sets forth all of the commercial tort claims any Borrower has against another Person known to any Borrower as of the Petition Date.
4.7Fraudulent Transfer. No transfer of property is being made by such Borrower and no obligation is being incurred by such Borrower in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Borrower.
4.8Full Disclosure. The representations, warranties and other written statements made by any Borrower to Lender in connection with this Agreement and the other Loan Documents, taken as a whole, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which they were made.
4.9Payment of Taxes. Except as provided on Schedule 4.9 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change and subject to the terms of the DIP Orders and any required approval by the Bankruptcy Court, all United States federal, state, and other material tax returns, tax return extensions, and reports of the Borrowers required to be filed by the Borrowers with respect to the Collateral have been timely filed, and all taxes due and payable with respect to the period covered by such tax returns and/or tax return extensions and all material assessments, fees, and other governmental charges upon any Collateral that are due and payable have been paid when due and payable, other than taxes that are the subject of a Permitted Protest.
4.10Approved Budget. Attached to this Agreement as Exhibit B is a true and complete copy of the Approved Budget as of the Effective Date. The Approved Budget may be amended or otherwise modified from time to time in accordance with the procedures set forth in Section 5.2(b) of this Agreement; provided that, the total amount of Loans provided pursuant to the Approved Budget shall not exceed the total amount of the Commitments.
4.11Site Leases.
(a)Except as would not, individually or in the agreement, reasonably be expected to have a Material Adverse Change, each location maintained by a Borrower or a Subsidiary of a Borrower, including but not limited to all buildings and other improvements comprising any real property, is (i) in an operable condition and state of repair, ordinary wear

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and tear and casualty or condemnation events excepted; (ii) reasonably equipped for purposes of the

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business operated therein in the Ordinary Course of such Borrower or Subsidiary of a Borrower;
(iii) to each Borrower’s knowledge, free from structural defects; and (iv) to each Borrower’s knowledge, in compliance in all respects with all applicable regulations relating to public safety.
(b)Each Site Lease is in full force and effect and the applicable Borrower or Subsidiary is the sole owner of the entire leasehold interest thereunder, and such Person’s interest in such Site Lease has not been assigned, transferred, subleased, mortgaged, hypothecated or otherwise encumbered, except for the Liens expressly permitted by Section 6.2. As of the Effective Date, to each Borrower’s knowledge, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a material default by any Borrower or any of its respective Subsidiaries under any Site Lease, except for defaults as to which enforcement is stayed by the filing of the Chapter 11 Cases or which are otherwise excused by the provisions of the Bankruptcy Code or an order of the Bankruptcy Court.
4.12Permits. Except as set forth on Schedule 4.12, such Borrower has, all Permits required for the operation of its business and for the execution, delivery, and performance by, and enforcement against, such Borrower of each Loan Document. Except as set forth in Schedule 4.12, such Borrower is not in breach of or default under the provisions of any such Permit, nor is there any event, fact, condition, or circumstance which, with notice or passage of time or both, would constitute or result in any of the foregoing, which in each case would reasonably be expected to have a Material Adverse Change.
5.AFFIRMATIVE COVENANTS.
Each Borrower hereby covenants and agrees that, until termination of the Commitments and indefeasible payment in full in cash of the Obligations (other than continuing Obligations with respect to indemnification), it shall comply with each of the following, as applicable:
5.1Notice of Certain Events. The Borrowers shall deliver to Lender (a) promptly, but in any event within three (3) Business Days, upon becoming aware of any Default or Event of Default, notice of such Default or Event of Default; (b) promptly upon becoming aware of any litigation threatened in writing against any Borrower or filed (other than any adversary proceeding or other pleading filed in the Chapter 11 Cases), or any event (other than events of public knowledge in the Chapter 11 Cases), in each case which would reasonably be expected to result in a Material Adverse Change, notice of such litigation or event; and (c) at the time a Borrowing Notice is furnished to Lender in connection with any requested Advance, a Compliance Certificate. In addition, the Borrowers hereby agree to maintain a system of accounting that enables the Borrowers to produce unaudited financial statements in accordance with GAAP.
5.2Reporting; Budget; Conference Calls.
(a)The Borrowers shall comply with the agreements, requirements, covenants, and undertakings applicable to it in accordance with the terms thereof.

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(b)On Friday by 5:00p ET of each two week period following the delivery of the Approved Budget, the Borrowers shall deliver to the Lender a variance report in a form reasonably satisfactory to the Lender showing the calculation of Net Operating Variance for the cumulative rolling two-week period ending the prior Friday, and explaining in reasonable detail

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all material variances (each such report, a “Variance Report”). If any Variance Report reveals a negative Net Operating Variance that exceeds fifteen percent (15.00%), the same shall constitute a “Prohibited Variance” and an Event of Default under this Agreement and the other Loan Documents. As used herein, the term “Permitted Variance” means any Net Operating Variance set forth in a Variance Report which is not a Prohibited Variance.
(c)The Borrowers shall participate in a conference call occurring every week, if requested by Lender, commencing on the first week following the Effective Date regarding the Approved Budget, the Chapter 11 Cases and other financial matters.
5.3Existence. At all times, each Borrower shall (a) maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of incorporation or formation) and (b) maintain all its rights and franchises, licenses and permits, except where the failure to be in good standing or maintain any such rights and franchises, or licenses and permits would not reasonably be expected to result in a Material Adverse Change.
5.4Maintenance of Properties; Permits. The Borrowers shall (a) maintain and preserve the Collateral that is necessary to the proper conduct of its business in a condition and state of repair no worse than existed on the Petition Date, with ordinary wear, tear, and casualty excepted, to the extent permitted by the Approved Budget, (b) comply with the material provisions of all material leases related to the Collateral pledged by it, so as to prevent the loss or forfeiture thereof, unless (i) such provisions are the subject of a Permitted Protest, (ii) such lease is a Site Lease that is rejected in the exercise of the Borrowers’ reasonable judgment or (iii) compliance is not permitted or contemplated by the Approved Budget or is otherwise excused by the provisions of the Bankruptcy Code or an order of the Bankruptcy Court; and (c) maintain, comply with, and keep in full force and effect its Permits with respect to the Collateral pledged by it, except where failure to so comply would not reasonably be expected to have a Material Adverse Change. Such Borrower shall comply with and maintain all Permits required for the operation of its business, except where failure to so comply would not reasonably be expected to have a Material Adverse Change.
5.5Taxes. Except to the extent such payment is excused by, or is otherwise prohibited by, the provisions of the Bankruptcy Code or an order of the Bankruptcy Court, the Borrowers shall, and shall cause each Subsidiary to pay in full or discharge all assessments and taxes imposed, levied, or assessed after the Petition Date against any Collateral to be paid in full, before delinquency (giving effect to any extension period), except to the extent that any such assessments and taxes shall be paid pursuant to a Sale Order or the Approved Budget or that is subject to a Permitted Protest.
5.6Insurance. At the Borrowers’ sole costs and expense, the Borrowers shall maintain insurance with respect to the Collateral in which the Borrowers have any right, interest, or title, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses and consistent with the Borrowers’ insurance policies in effect on the Petition Date. The Borrowers shall maintain general liability, director’s and officer’s liability insurance, fiduciary liability insurance, employment practices liability insurance, title insurance as well as insurance against larceny,

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embezzlement, and criminal misappropriation, consistent with the Borrowers’ insurance policies in effect on the

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Petition Date. All such policies of insurance shall be with responsible and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located. The Borrowers shall use their commercially reasonable efforts to cause, within fifteen (15) days following the Effective Date, all property insurance policies covering the Collateral to be made payable to the Lender, in case of loss, pursuant to a standard lender loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Lender may reasonably require to fully protect the Lender’s interest in the Collateral and any payments to be made under such policies. The Borrowers shall use their commercially reasonable efforts to cause, within fifteen (15) days following the Effective Date, all certificates of property and general liability insurance are to be delivered to the Lender, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Lender and shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. If the Borrowers fail to maintain the insurance required by this Section 5.6, the Lender may arrange for such insurance, but at the Borrowers’ sole cost and expense and without any responsibility on the Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Borrowers shall give the Lender prompt notice of any loss covered by their casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt, and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise, or settlement of any claims under any such insurance policies.
5.7Inspection. Borrowers shall permit Lender and each of its duly authorized representatives or agents, to visit any of its properties and inspect any of its Collateral or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times during regular business hours and intervals as Lender may require, in each case other than information subject to confidentiality obligations and/or attorney client or other privilege, provided, that all such visits and inspections shall be made in accordance with the standard safety, visit, and inspection procedures of the Borrowers and their tenants, as applicable, and no such visit or inspection shall unreasonably interfere with the normal business operation of the Borrowers and their tenants, and provided, further that absent the existence of a Default or Event of Default, Lender shall provide Borrowers with reasonable prior notice before any such inspections. Lender acknowledges that certain aspects of Borrowers’ business are covered by the Health Insurance Portability and Accountability Act (“HIPAA”), and Lender acknowledges that its inspections and may be limited in such manner as is necessary to comply with HIPAA.
5.8Environmental. The Borrowers shall:
(a)Keep the Collateral owned or operated by it free of any Environmental
Liens.

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(b)Comply with all applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

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(c)Promptly notify Lender of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by such Borrower that would reasonably be expected to result in a Material Adverse Change.
(d)Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Lender with written notice of any of the following: (i) written notice that an Environmental Lien has been filed against any of the Collateral, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against such Borrower, and (ii) written notice of a violation, citation, or other administrative order from a Governmental Authority concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefor or otherwise would reasonably be expected to cause a Material Adverse Change.
5.9Compliance with Laws. Each Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually, would not reasonably be expected to result in a Material Adverse Change.
5.10Disclosure Updates. The Borrowers shall promptly, but in any event within five
(5) Business Days after obtaining actual knowledge thereof, notify Lender of any written information, exhibit, or report (other than materials marked as drafts and forward-looking information, projections, estimates, and information of a general economic nature and general information about the Borrowers’ industry) furnished (after giving effect to any supplements thereto and when taken as a whole) to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances in which made. Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules or reports hereto.
5.11Further Assurances. Upon written notice from Lender, the Borrowers shall promptly execute and/or deliver to Lender any and all Security Documents, financing statements, fixture filings, endorsements of certificates of title, mortgages, deeds of trust, leasehold mortgages, and all other documents (collectively, the “Additional Documents”) that Lender may request in form and substance reasonably satisfactory to Lender, to create, perfect, and continue Lender’s Liens in all the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal).
5.12Approved Budget. The Borrowers shall comply with the Approved Budget (as updated and supplemented in accordance with this Agreement), subject to the Permitted Variances.

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5.13Carve Out Reserve; Pre-Carve Out Trigger Notice Reserve. The Borrowers shall deposit and hold in a segregated account the amounts necessary to (a) fund the Carve Out Trigger Notice Reserve to pay such then unpaid Allowed Professional Fees prior to any and all

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other claims. The Carve Out Trigger Notice Reserve shall be funded by the Borrowers in accordance with the DIP Orders and as set forth in the Approved Budget.
5.14Deposit Account Control Agreements. The Borrowers shall use commercially reasonable efforts to cause each relevant financial institution or other person at which each Deposit Account that constitutes Collateral is maintained to, enter into a Deposit Account Control Agreement with respect to such Deposit Account, in each case, promptly, and in no later than thirty
(30) days, following the request of Lender at any time after the Effective Date.
5.15Material Contracts; Sale Offers. Other than defaults existing as of the Effective Date which have already been disclosed to Lender or events of public knowledge in the Chapter 11 Cases, any Borrower shall deliver to Lender (a) promptly (but in any event within five (5) -30- Business Days) of a Borrower becoming aware of any default (other than the filing of the Chapter 11 Cases) or other material breach under any Material Contract to which any Borrower is a party, notice of such defaults or breaches, and (b) prompt notification of any written offer by a third party to purchase all or substantially all of the assets of any Borrower or a segment thereof, or to purchase all or substantially all of the equity interests of any Borrower, or otherwise explore or enter into a transaction to acquire a material portion of the assets or equity of the Borrowers outside the Ordinary Course of Business.
6.NEGATIVE COVENANTS.
Each Borrower hereby covenants and agrees that, until termination of the Commitments and the indefeasible payment in full in cash of the Obligations (other than continuing Obligations with respect to indemnification), such Borrower will not do any of the following without the prior written consent of Lender:
6.1Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness with respect to the Collateral, except for the following (“Permitted Indebtedness”):
(a)Indebtedness evidenced by this Agreement and the Loan Documents (including the Carve Out);
(b)Indebtedness outstanding as of the Petition Date;
(c)obligations under any cash management agreement and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs, and other cash management and similar arrangements incurred in the Ordinary Course of Business;
(d)unsecured Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the Ordinary Course of Business;

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(e)unsecured Indebtedness incurred by any Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts, or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers

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compensation claims, health, disability, or other employee benefits or property, casualty, or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, provided, that upon the drawing of such letter of credit, the reimbursement of obligations in respect of bankers’ acceptances and the incurrence of such Indebtedness, and such obligations are reimbursed promptly (but no more than five (5) Business Days) following such drawing, reimbursement obligation or incurrence;
(f)Indebtedness in respect of surety bonds, performance bonds and other similar obligations incurred in the Ordinary Course of Business;
(g)Indebtedness representing deferred compensation or similar arrangements to current, future or former officers, directors, employees, members of management, or consultants of the Borrowers in the Ordinary Course of Business consistent with past practice;
(h)Indebtedness representing any taxes to the extent such taxes are permitted to not be paid or discharged at such time in accordance with Section 5.5;
(i)Other Indebtedness permitted by the Approved Budget (including any Permitted Variance);
(j)Indebtedness permitted by the DIP Orders, including Adequate Protection

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claims;

(k)guarantees with respect to Indebtedness permitted under this Section 6.1.
6.2Liens
(a)Create, incur, assume, or suffer to exist on or after the date of this
Agreement, directly or indirectly, any Lien on or with respect to any of the Collateral, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens; or
(b)Create, incur, assume, or suffer to exist on or after the date of this Agreement, directly or indirectly, any Lien that is equal to or superior to the priority of any Liens granted by this Agreement and the DIP Orders to or in favor of the Lender on or with respect to any of the Collateral, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for the Carve Out.
6.3Restrictions on Fundamental Changes. Except in connection with an Acceptable Plan approved by the Bankruptcy Court or otherwise with the prior written consent of Lender, no Borrower shall:
(a)enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its equity interests;
(b)liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); or

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(c)suspend or close a substantial portion of its business.
6.4Disposal of Assets. Except in connection with an Acceptable Plan convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any Collateral pledged by the Borrowers, other than Permitted Transfers.
6.5Change Name. Change any Borrower’s name, state of organization, or organizational identity.
6.6Nature of Business. Make any change in the nature of any Borrower’s business or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Borrower from (a) engaging in any business that is reasonably related or ancillary to its business, or (b) complying with any requirement of the Bankruptcy Code.
6.7Material Leases or Contracts; Amendments. Change or modify (a) the material terms of any material lease or contract in connection with the Collateral except in a manner that would not reasonably be expected to result in a Material Adverse Change or (b) any of its Organizational Documents in a manner that is adverse to Lender.
6.8Change of Control. Except in connection with an Acceptable Plan cause, permit, or suffer, directly or indirectly, any Change of Control.
6.9Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.10Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower, except for transactions (a) that are in the Ordinary Course of Business of such Borrower, (b) otherwise approved by the Bankruptcy Court pursuant to an order in form and substance reasonably satisfactory to Lender, (c) pursuant to arrangements or agreements in effect on the Petition Date, or (d) permitted pursuant to the Approved Budget (including any Permitted Variance).
6.11Use of Advances. Use the proceeds of the Advances for any purpose other than to fund payments, subject in all respects to the Approved Budget and the Permitted Variances, related to the: (a) working capital and other general corporate purposes of the Borrowers, and any other subsidiaries, if applicable, if such subsidiaries are Borrowers; (b) professional fees and expenses of administering the Chapter 11 Cases (including fees incurred prior to the Effective Date) in accordance with the Bankruptcy Code and any orders of the Bankruptcy Court, as applicable; (c) fees and expenses payable under this Agreement, including, without limitation, the Commitment Fee, the Exit Fee and legal fees and expenses of the Lender (including fees and expenses incurred prior to the Effective Date); and (d) interest and other amounts payable under this Agreement.
6.12Limitation on Capital Expenditures. Except permitted by the Approved Budget (including any Permitted Variance), make or incur any Capital Expenditure.

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6.13Chapter 11 Cases. Directly or indirectly, seek, consent, or suffer to exist, without the prior written consent of the Lender, (a) any modification, stay, vacation, or amendment to the DIP Orders, (b) in connection with the Collateral, a priority claim for any administrative expense or unsecured claim against any Borrower (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of any kind set forth in Section 503(b), 506(b) or (c) or 507(b) of the Bankruptcy Code) equal to or superior to the priority claim of Lender in respect to the Collateral or otherwise, other than those permitted by the DIP Order (including the Carve Out), and (c) any Lien on the Collateral having a priority equal or superior to the Liens in favor of Lender in respect of the Obligations other than as required under a purchase agreement with respect to the good faith deposit thereunder and the Carve Out.
6.14Certain Transactions. Propose or support any chapter 11 plan that is not an Acceptable Plan or any sale of all or substantially all of the assets or equity of the Borrowers.
6.15Acquisitions, Loans, or Investments. Make any acquisition, advance, loan or any other investment of any kind or nature except for the following:
(a)acquisitions of, and advances made in connection with, inventory, equipment, goods or services in the Ordinary Course of Business;
(b)intercompany loans and advances in the Ordinary Course of Business or consistent with past practice;
(c)investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;
(d)investments received in settlement of amounts due to any Borrower effected in the Ordinary Course of Business or owing to any Borrower as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower;
(e)other investments permitted by the Approved Budget (including any Permitted Variance).
6.16Payments on Indebtedness. Other than with respect to the Obligations or pursuant to the Approved Budget (including any Permitted Variance), make any payment with respect to any Indebtedness.
6.17Distributions or Redemptions. Pay any dividends or distributions on, or make any redemptions of, any equity interest of any Borrower; provided that the foregoing shall not prevent any wholly-owned Subsidiary (other than Wag) from making any distribution to its direct parent.

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6.18Formation of Subsidiaries. Form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the Effective Date, without the prior written consent of Lender in its sole discretion, unless such Subsidiary is joined as a Borrower under this Agreement.

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7.EVENTS OF DEFAULT.
7.1Event of Default. Any one or more of the following events shall constitute an event of default upon giving any applicable notice (if required) and the expiration of the applicable cure period (if any) (each, an “Event of Default”) under this Agreement:
(a)the entry of the Final Order shall have not occurred by August 18, 2025;
(b)the Bankruptcy Court shall have not entered an order approving the Solicitation Procedures Motion on or prior to July 25, 2025;
(c)the Bankruptcy Court shall have not entered a final order approving the confirmation of an Approved Plan of substantially all of the Borrowers’ assets on or prior to August 29, 2025;
(d)any Borrower shall fail to pay when due and payable, any principal (including, without limitation, pursuant to Section 2.3(d)), interest, or any Fees, Lender Expenses, or any other Obligations under this Agreement or any other Loan Document;
(e)any Borrower shall fail to comply with its obligations under (i) Sections 5.1, 5.2, 5.3, 5.4, 5.8, 5.11, 6, or 8;
(f)other than as set forth in any other sub-section of this Section 7.1, any Borrower shall fail to perform, or otherwise breach, any of its covenants or obligations contained in this Agreement, which failure or breach shall continue for fifteen (15) days after the earlier to occur of (i) the date on which such failure to comply is known to any officer of such Borrower, and (ii) the date on which the Lender shall have notified such Borrower or its applicable representative of such failure; provided, however, that such fifteen (15) day grace period shall not apply in the case of any failure that is not capable of being cured at all or within such fifteen (15) day period;
(g)any representation or warranty made by any Borrower in this Agreement or in any agreement, certificate, instrument, financial statement, or other statement delivered to Lender pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made;
(h)except upon Lender’s prior written request or with Lender’s express prior written consent (and no such consent shall be implied from any other action, inaction, or acquiescence of Lender), any Borrower shall file a motion with the Bankruptcy Court or any other court of competent jurisdiction seeking an order (or such order is otherwise entered), that by its terms modifies, reverses, revokes, stays, rescinds, vacates, or amends the DIP Order (or any material provision thereof), this Agreement, any other Loan Documents, or the relief or transactions otherwise contemplated in the foregoing Loan Documents (or, in each case, purports to effect any of the foregoing);

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(i)without the prior written consent of Lender, any Borrower shall file, or the Bankruptcy Court shall otherwise order, grant, confirm, or approve (including any approval on an interim or conditional basis), as applicable, (i) any motion seeking approval of a sale of all or

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substantially all of the assets of the Borrowers; or (ii) any chapter 11 plan or related disclosure statement (including any amendment, modification or supplement to such plan or disclosure statement), that is not an Acceptable Plan;
(j)except with respect to the Carve Out, any Borrower shall file any motion or application, or the Bankruptcy Court allows the motion or application of any other Person, which seeks approval for or allowance of any claim, lien, or security interest ranking equal or senior in priority to the claims, liens, and security interests granted to Lender under the DIP Orders, or with respect to the Collateral or any such equal or prior claim, lien, or security interest shall be established in any manner, except, in any case, as expressly permitted under the DIP Orders;
(k)one or more final non-appealable judgments (and the same shall remain undischarged for a period of thirty (30) consecutive calendar days during which execution shall not be effectively stayed) and orders for the payment of money exceeding $10,000 in the aggregate (in each case to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnifying party has been notified of such judgment or order and the applicable insurance company or indemnifying party has not denied coverage thereof) shall be rendered against any Borrower and shall be subject to immediate collection and remain unsatisfied;
(l)any damage to, or loss, theft or destruction of, any Collateral having a value in excess of $50,000 in the aggregate, unless such Collateral is insured in amounts acceptable to Lender, the insurance company has been notified of the occurrence of such event and has not denied coverage thereof and the claim has been settled within 30 days (or such longer time as Lender may agree) of the occurrence of such event;
(m)the occurrence of any default or event of default under the DIP Orders and the continuance thereof after any applicable grace or cure period provided in the DIP Orders, if any, or granted by order of the Bankruptcy Court;
(n)the entry of an order appointing a trustee or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code (other than a fee examiner) in the Chapter 11 Cases, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of Lender in its sole discretion;
(o)the entry of an order which provides relief from the automatic stay otherwise imposed pursuant to Section 362 of the Bankruptcy Code, which order permits any creditor or party in interest, other than Lender (other than any creditor or party in interest having a Lien on specific Collateral that is senior to Lender), to realize upon, or to exercise any right or remedy with respect to, any of the Collateral with a value in excess of $50,000;
(p)the entry of an order (i) surcharging any of the Collateral under Sections 105, 506(c), or any other section of the Bankruptcy Code or applicable law; (ii) allowing any administrative expense claim having priority over or ranking in parity with Lender’s claims or rights (subject to the Carve Out) under the Loan Documents; or (iii) otherwise adversely

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impacting Lender’s Liens and priority in the Collateral, as set forth in Section 8 of this Agreement and the DIP Order;

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(q)the conversion of any Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or the dismissal of any Chapter 11 Case or any subsequent case under chapter
7 of the Bankruptcy Code, either voluntarily or involuntarily, and the Obligations are not indefeasibly paid in full in cash at the time of such conversion or dismissal;
(r)the DIP Orders, or any material provision thereof, (i) cease to be in full force and effect from and after the date of entry thereof by the Bankruptcy Court or (ii) are modified, reversed, revoked, remanded, stayed, rescinded, vacated, or amended on appeal or by the Bankruptcy Court without the prior written consent of Lender (and no such consent shall be implied from any other authorization or acquiescence by Lender);
(s)any Borrower brings any action to, or otherwise supports such action to,
(i) challenge the rights and remedies of Lender under this Agreement or any other Loan Document in the Chapter 11 Cases or acts in a manner inconsistent with the Loan Documents or (ii) avoid or require disgorgement by Lender of any amounts received in respect of the Obligations;
(t)any Borrower shall seek, or the Bankruptcy Court shall enter, an order authorizing any Borrower to obtain financing from a Person other than Lender pursuant to Section 364(d) of the Bankruptcy Code, unless (i) Lender consents in writing to such financing, or
(ii) Lender is indefeasibly paid in full in cash in connection with such financing;
(u)any Borrower shall make any material payments in respect of prepetition obligations other than (i) as permitted by the DIP Orders, (ii) as permitted by any “first day” or “second day” orders satisfactory to Lender (and Lender acknowledges that all orders entered by the Bankruptcy Court as of the Effective Date are satisfactory to it), (iii) as permitted by any other order of the Bankruptcy Court satisfactory to Lender, (iv) as permitted under this Agreement or any other Loan Documents in accordance with the Approved Budget (subject to Permitted Variance), or (v) as otherwise agreed to by Lender in writing before such payment is made;
(v)the entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Borrower to file a chapter 11 plan pursuant to Section 1121 of the Bankruptcy Code, without the prior written consent of Lender;
(w)any Borrower shall seek, or support any other person’s motion, to
(i) disallow in whole or in part the Obligations, (ii) challenge the validity and enforceability of Lender’s Liens, or (iii) contest any material provision of this Agreement or any Loan Document;
(x)the entry of an order granting the relief sought in a motion which seeks to prosecute or settle a claim or controversy on account of, or that is part of, the Collateral (including, without limitation, any commercial tort claims held by any Borrower or its estate), without the prior written consent of Lender;

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(y)the Borrowers shall fail to execute and deliver to the Lender any agreement, financing statement, trademark filing, copyright filing, notices of lien or similar instruments or other documents that the Lender may reasonably request from time to time to more fully evidence, confirm, validate, perfect, preserve and enforce the Liens created in favor of the Lender, subject to the time periods and terms set forth in this Agreement; or

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(z)any Variance Report shall indicate a Prohibited Variance.
7.2Rights and Remedies.
Subject to the terms of the DIP Orders (including, as applicable, Borrowers’ rights with respect to the Remedies Notice and the Waiting Period (each as defined in the DIP Orders)), upon the occurrence and during the continuance of an Event of Default, and notwithstanding Section 362 of the Bankruptcy Code and without further order of the Bankruptcy Court or any other court of competent jurisdiction or the initiation of any further proceeding with Borrowers, in addition to taking any other action or exercising any other rights or remedies (including, without limitation, with respect to the Liens in favor of the Lender) provided for hereunder or under any Loan Document (including the DIP Orders) or by the UCC or any other applicable law, Lender may do any one or more of the following:
(i)declare the Obligations, whether evidenced by this Agreement or by any Loan Document, are due and payable, and the Commitments are terminated, whereupon the Obligations shall become and be immediately due and payable, without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by the Borrowers;
(ii)terminate, restrict, or reduce Borrowers’ ability to use Cash Collateral as provided by the DIP Orders;
(iii)charge interest at the Default Rate;
(iv)obtain and liquidate the Collateral, it being understood and agreed that (1) if notice of disposition of any personal property Collateral is required by law, ten
(10) days prior notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of such personal property Collateral is to be made, shall be deemed to be reasonable notice thereof and shall constitute “authenticated notice of disposition” within the meaning of Section 9-611 of the UCC, and Borrowers hereby waive any other notice, (2) Lender may foreclose upon any real property Collateral in the manner provided by applicable law, (3) Lender may bid for and purchase any real or personal property Collateral at any public sale and (4) Lender may bid and purchase any personal property Collateral at a private sale if the Collateral in question has a readily ascertainable market value;
(v)exercise all voting and consensual rights and powers on account of any pledged securities;
(vi)require Borrowers to assemble all of the Collateral constituting personal property without judicial process pursuant to Section 9-609 of the UCC;
(vii)take possession of all Collateral constituting tangible personal property without judicial process pursuant to Section 9-609 of the UCC; and

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(viii)exercise any of its other rights and remedies under the Loan Documents, any rights granted under the Final Order, and applicable law.

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7.3Application of Proceeds upon Event of Default. Lender shall apply the cash proceeds actually received from any foreclosure sale, other disposition of the Collateral upon an Event of Default as follows: (a) first, to fund the Carve Out (to the extent not fully funded by Borrowers at such time), (b) second, to the Lender Expenses consisting of reasonable and documented attorneys’ fees and all reasonable and documented expenses (including, but not limited to, court costs, advertising expenses, auctioneer’s fees, premiums for any required bonds, auditor’s fees, amounts advanced for taxes, and other expenses) incurred by Lender in attempting to enforce this Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement; (c) third, to the discharge of any accrued but unpaid Fees (including, but not limited to, the Commitment Fee and the Exit Fee), (d) fourth, to the discharge of any accrued but unpaid interest on the Obligations, (e) fifth, to the outstanding principal balance of any Obligations, and (f) sixth, to pay any remaining surplus to Borrowers or as otherwise directed by the Bankruptcy Court.
7.4Remedies Cumulative. The rights and remedies of Lender under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all rights and remedies not inconsistent herewith or with the DIP Orders, as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.
8.COLLATERAL SECURITY.
8.1Grant of Security Interest in the Collateral; DIP Superpriority Claims.
(a)Subject to the terms and conditions of, and entry of, the DIP Orders, to secure the payment and performance of the Obligations, each Borrower hereby (i) grants, collaterally pledges, and assigns to Lender a fully perfected first priority senior priming lien on and security interest in all of each Borrower’s right, title and interest in and to the Collateral (subject to the Carve Out ), and (ii) grants to Lender DIP Superpriority Claims in the Chapter 11 Cases for the repayment of the Obligations.
(b)In the event any of the Collateral is transferred to any Borrower, such transfer shall be subject in all respects to Lender’s Liens.
(c)Nothing herein shall be construed to impair the ability of Lender to object to the fees, expenses, reimbursement, or compensation described in the definition in the DIP Orders of the term Carve Out on any grounds.
8.2Representations and Warranties in Connection with Security Interest. Each Borrower represents and warrants to the Lender as follows, that subject to the entry of the DIP Orders:
(a)The Borrowers have the full right and power to grant to the Lender a perfected, security interest and Lien, in accordance with the Required Lien Priority, on the

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Borrowers’ respective interests in the Collateral pursuant to this Agreement and the other Loan Documents;

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(b)Upon execution of this Agreement, the Lender will have valid and automatically perfected Liens and security interests in the Collateral granted by the applicable Borrower, in accordance with the Required Lien Priority, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person, other than restrictions or Liens expressly permitted by Section 6.2; provided that, notwithstanding the automatic perfection and priority of Lender’s Liens under the DIP Orders, Lender may, in its sole discretion, file any financing statements and other appropriate filings or recordations and/or delivery of any necessary certificates, as applicable, in respect of the Collateral and the Liens granted hereunder (including, without limitation, as contemplated in Section 8.6);
(c)As of the Effective Date, no financing statement, mortgage or any other evidence of lien relating to any of the Collateral granted by such Borrower is on file in any public office except those on behalf of the Lender, other than the filings made by the Prepetition Secured Parties and in respect of Liens expressly permitted by Section 6.2; and
(d)As of the Effective Date, such Borrower is not party or otherwise subject to any agreement, document or instrument that conflicts with this Section 8.2 unless enforcement of such agreement, document or instrument is stayed by the filing of the Chapter 11 Cases or performance thereunder is otherwise excused by the provisions of the Bankruptcy Code or an order of the Bankruptcy Court.
8.3Superpriority Nature of Obligations and Liens. The Liens and DIP Superpriority Claims referred to in Section 8.1 shall have the priority afforded to such Liens and DIP Superpriority Claims in the DIP Orders.
8.4Power of Attorney. Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Borrower (without requiring Lender to act as such) with full power of substitution to, do the following (which appointment is irrevocable and coupled with an interest): subject to the DIP Orders, (a) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is or they or are obligated to give Lender under any of the Loan Documents; (b) do such other and further lawful acts and deeds in the name of such Person that Lender may deem necessary or desirable to perfect Lender’s security interest or lien in any Collateral or (c) after the occurrence of an Event of Default which is continuing, (i) enforce an Account, (ii) exercise any voting or consensual rights with respect to the pledged securities, (iii) settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (iv) notify, or to require any Borrower to notify, account debtors to make payment directly to Lender, (v) make, settle and adjust claims in respect of Collateral under policies of insurance, indorsing the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; provided that, nothing herein contained shall be construed as requiring or obligating Lender to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by Lender, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, or (vi) commence and prosecute any and all suits, actions or

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proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral. Notwithstanding the foregoing, the foregoing power of attorney is a right

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and not an obligation of Lender and neither Lender nor its officers, directors, employees or agents shall be responsible to any Borrower for failure to exercise any of the foregoing rights.
8.5Lender’s Ability to Perform Obligations on Behalf of Borrower with Respect to the Collateral. Lender shall have the right, but not the obligation, to perform on the Borrowers’ behalf, any or all of the Borrowers’ obligations under this Agreement with respect to the Collateral, when such obligations are due, at the expense, for the account, and at the sole risk of such Borrower.
8.6Filing of Financing Statements. Each Borrower irrevocably authorizes the Lender without notice to such Borrower to prepare and file financing statements provided for by the UCC, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect, to perfect the Lender’s security interest in the Collateral, in all jurisdictions in which the Lender believes in its sole opinion that such filing is appropriate. Each Borrower also irrevocably authorizes the Lender to file such continuation statements and amendments and to take such other action as may be required or appropriate, in either case in Lender’s sole judgment, in order to perfect and to continue the perfection of Lender’s security interests in the Collateral, unless prohibited by law.
8.7No Discharge; Survival of Claims. Pursuant to Section 1141(d)(4) of the Bankruptcy Code, each Borrower hereby waives any discharge of the Obligations with respect to any chapter 11 plan that is not an Acceptable Plan.
9.WAIVERS; INDEMNIFICATION.
9.1Demand; Protest; etc. To the extent permitted by applicable law or as expressly required pursuant to the terms of this Agreement, each Borrower hereby waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which such Borrower may in any way be liable.
9.2Lender’s Liability for Collateral. As long as Lender complies with its obligations, if any, under the UCC, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral, (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (c) any diminution in the value thereof, or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers, except any thereof resulting from the gross negligence, bad faith, fraud, or willful misconduct of Lender or its representatives or agents as finally determined by the Bankruptcy Court or other court of competent jurisdiction.
9.3Indemnification. Borrowers shall pay, indemnify, defend, and hold any Lender Related Person (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) for any losses, claims, damages, liabilities, expenses, penalties, fines, actions, judgements, and disbursements of any kind or nature whatsoever (including reasonable and documented out of

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pocket fees and disbursements of attorneys, experts, consultants, and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this

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indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against imposed upon, or incurred by any of them (a) in connection with, as a result of, or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any Collateral or any Environmental Actions, Environmental Liabilities, or Remedial Actions related in any way to any Collateral (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 9.3 with respect to any Indemnified Liability that the Bankruptcy Court or other court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Borrower with respect thereto. WITHOUT LIMITATION OF THE FOREGOING, THE INDEMNITY ABOVE SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON EXCEPT FOR ANY ACT OR OMISSION THAT CONSTITUTES GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON.
10.NOTICES.
All notices or demands relating to this Agreement or any Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to any party hereunder or any service of process to any party hereunder, they shall be sent to the respective addresses set forth below:
If to the Borrowers:
Young Conaway Stargatt & Taylor, LLP Rodney Square
1000 North King Street Wilmington, Delaware 19801 Attention: Michael R. Nestor Email: mnestor@ycst.com

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If to the Lender:
The Tuhey Law Firm LLC 823 Linden Avenue
Oak Park, IL 60302 Attention: John M. Tuhey Email: jtuhey@tuheylaw.com with a copy to (which shall not constitute notice): Honigman LLP
2290 First National Building 660 Woodward Avenue
Detroit, Michigan 48226-3506 Attention: Glenn Walter
Email: gwalter@honigman.com
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 10, shall be deemed received on the earlier of the date of actual receipt or five (5) Business Days after the deposit thereof certified, return receipt requested in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, and (b) notices by electronic mail shall be deemed received when sent upon confirmation of transmission as evidenced by a delivery receipt or similar electronic mail function.
11.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a)THE VALIDITY OF THIS AGREEMENT AND THE LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN THE LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.
(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT. BORROWERS AND LENDER HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11(B); PROVIDED, FURTHER, HOWEVER, THAT ALL PARTIES HEREBY AGREE THAT

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THEY HAVE CONSENTED TO THE JURISDICTION OF THE BANKRUPTCY COURT AND THAT THE BANKRUPTCY COURT WILL RETAIN EXCLUSIVE JURISDICTION WITH RESPECT TO ALL DISPUTES SO LONG AS THE CHAPTER 11 CASES REMAINS PENDING.

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(c)BORROWERS AND LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWERS AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.
BORROWERS AND LENDER EACH WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
12.AMENDMENTS; WAIVERS; SUCCESSORS.
12.1Amendments and Waivers. No amendment, waiver, or other modification of any provision of this Agreement or any Loan Document, and no consent with respect to any departure therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrowers that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given.
12.2No Waivers; Cumulative Remedies. No failure by Lender to exercise any right, remedy, or option under this Agreement or any Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Lender’s rights under this Agreement and the Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.
12.3Successors. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and such consent shall not, unless otherwise provided in such consent, release such Borrower from its Obligations. Any assignment by such Borrower which is not explicitly permitted hereunder shall be void ab initio. Lender (with the consent of Borrowers, which shall not be unreasonably withheld or delayed, nor shall such consent be required if an Event of Default has occurred and is continuing, and which consent shall be deemed given if Borrowers do not respond to such request within three
(3) Business Days) may freely assign all or part of its rights and duties hereunder to any Person.
13.GENERAL PROVISIONS.

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13.1Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers and Lender.

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13.2Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
13.3Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
13.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.5Debtor-Creditor Relationship. The relationship between Lender, on the one hand, and Borrowers, on the other hand, is solely that of creditor and debtor, as applicable. Lender has not (and shall not be deemed to have) any fiduciary relationship or duty to Borrowers arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lender, on the one hand, and Borrowers, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
13.6Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
13.7Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrowers or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable, documented, and actual out-of-pocket costs, expenses, and attorneys’ fees of Lender related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

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13.8Lender Expenses. Subject to the applicable provisions of the DIP Orders, if any, the Borrowers hereby agree to pay any and all Lender Expenses promptly after written demand

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therefor by Lender and that such Obligations shall survive payment or satisfaction in full of all other Obligations.
13.9Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
14.JOINT AND SEVERAL OBLIGATIONS.
IN ADDITION TO, AND WITHOUT LIMITING ANY TERM OR PROVISION OF, THIS AGREEMENT, ALL OBLIGATIONS HEREUNDER AND UNDER THE LOAN DOCUMENTS OF EACH BORROWER IS JOINT AND SEVERAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OBLIGATIONS OF EACH BORROWER SHALL NOT BE AFFECTED BY (A) THE FAILURE OF LENDER TO ASSERT ANY CLAIM OR DEMAND OR TO ENFORCE OR EXERCISE ANY RIGHT OR REMEDY AGAINST ANY OTHER BORROWER UNDER THE PROVISIONS OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR OTHERWISE, (B) ANY RESCISSION, WAIVER, AMENDMENT OR MODIFICATION OF, OR ANY RELEASE FROM ANY OF THE TERMS OR PROVISIONS OF, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR (C) THE FAILURE TO PERFECT ANY SECURITY INTEREST IN, OR THE RELEASE OF, ANY OF THE COLLATERAL OR OTHER SECURITY HELD BY LENDER.
15.ADDITIONAL BORROWERS.
In the event a Borrower is added to this Agreement as required hereunder, all references herein to the Borrowers shall also apply to any such additional Borrower, including, without limitation and to the extent applicable, the granting of a security interest in the Collateral and all representations, warranties, covenants and other obligations of the Borrowers hereunder.
16.TREATMENT OF CERTAIN INFORMATION.
Lender agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all non-public information regarding any Borrower or any of its Subsidiaries pursuant to this Agreement which
(a) is clearly identified by such Person as being confidential at the time the same is delivered to Lender or (b) constitutes any financial statement, financial projections or forecasts, budget, compliance certificate, audit report, management letter or accountants’ certification delivered hereunder (“Information”); provided, however, that nothing herein shall limit the disclosure of any such Information (i) to any Lender Related Person as need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which Lender is a party arising from or related to this Agreement or the Loan Documents, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to Lender on a confidential basis from a source other than any Borrower or any of its

84

Subsidiaries, so long as such source is not known by Lender to be bound by obligations of confidentiality with respect to such Information, or (C) was available to Lender on a non-

85

confidential basis prior its disclosure to Lender by any Borrower or any of its Subsidiaries, or any of their advisors, and (vii) to the extent that any Borrower shall have consented to such disclosure in writing.
[Signature pages follow]

86

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
BORROWERS:

WAG! GROUP CO.

By:      Name:      Title:

WAG LABS, INC.
By:      Name:      Title:

WAG WELLNESS, LLC

By:      Name:      Title:

COMPARE PET INSURANCE SERVICES, INC.

By:      Name:      Title:

WE COMPARE, INC.

By:      Name:      Title:

[Signature Page to Wag! Senior Secured, Super-Priority DIP Loan and Security Agreement]

PAWSOME, LLC
By:
Name:
Title:

FURMACY, INC.

By:         Name:
Title:

LENDER:

RETRIEVER LLC

By:         Name:
Title:

[Signature Page to Wag! Senior Secured, Super-Priority DIP Loan and Security Agreement]

EXHIBIT A

Form of Compliance Certificate

Date:     , 202[ ]
This Compliance Certificate (this “Certificate”) is given to Retriever LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”), by Wag! Group Co. a Delaware corporation (the “Borrower Representative”), for itself and on behalf of the other Borrowers party to that certain Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement dated as of July [●], 2025 (as the same has been amended, restated, amended and restated, supplemented, or otherwise modified from time to time through the date hereof, the “Loan Agreement”), by and among the Borrower Representative, the other Borrowers from time to time party thereto and Lender. Capitalized terms used in this Certificate without definition shall have the same meanings herein as they have in the Loan Agreement. This Certificate constitutes a Loan Document.
The Borrower Representative, for itself and on behalf of each of the other Borrowers, hereby certifies that:
(a)The representations and warranties of each Borrower contained in the Loan Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).
(b)No Default or Event of Default has occurred and is continuing on the date of this Certificate, nor shall either result from the making of the Advance requested in connection with this Certificate;
(c)The applicable DIP Orders remain in full force and effect on the date hereof and have not been, from the time of the entry of such orders, modified or amended (unless otherwise approved by Lender), reversed, stayed, or subject to a motion for re-argument or reconsideration, or appealed; and
(d)No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the Loans has been issued and remains in force by any Governmental Authority against any Borrower.

Exhibit A

IN WITNESS WHEREOF, the Borrower Representative has caused this Certificate to be executed as of the date first written above.
WAG! GROUP CO.

By:         Name:
Title:

Exhibit A

EXHIBIT B

Approved Budget

Week Ending ($ in 000s)	7/27/2025	8/3/2025	8/10/2025	8/17/2025	8/24/2025	8/31/2025	6-Week Total
Net Cash Receipts	$ 669	$ 640	$ 1,447	$ 992	$ 1,222	$ 938	$ 5,907
Operating Disbursements
Payroll & Benefits	$ 375	$ 43	$ 375	$ 28	$ 455	$ 43	$ 1,321
Other Methodology Disbursements	-	66	(8)	25	29	-	112
Total Methodology Disbursements	$ 375	$ 110	$ 367	$ 53	$ 484	$ 43	$ 1,433
Total Non-Methodology Disbursements	2,383	1,560	844	1,314	854	1,111	8,066

Operating Cash Flow	$ (2,090) $	(1,030) $	236 $	(375) $	(117) $	(217)	$ (3,592)
Cumulative Operating Cash Flow	(2,090)	(3,120)	(2,883)	(3,258)	(3,375)	(3,592)	(3,592)

Total Non-Operating Receipts	$ 1,140	$ -	$ -	$ -	$ -	$ -	$1,140
Total Non-Operating Disbursements	-	-	40	-	-	60	100
Total Restructuring Costs	295	205	225	655	235	2,181	3,796

Total Disbursements	$ 3,054	$ 1,875	$ 1,476	$ 2,022	$ 1,574	$ 3,395	$ 13,395
Beginning Cash	$ 848	$ 3,603	$ 2,368	$ 2,339	$ 3,809	$ 3,458	$ 848
Net Cash Flow	(1,245)	(1,235)	(29)	(1,030)	(352)	(2,457)	(6,347)
DIP Draw	4,000	-	-	2,500	-	-	6,500
Ending Cash	$ 3,603	$ 2,368	$ 2,339	$ 3,809	$ 3,458	$ 1,000	$ 1,000

Beginning DIP Balance	$ -	$ 4,065	$ 4,087	$ 4,087	$ 6,587 $ 6,587	$ -
Draw	4,000	-	-	2,500	- -	6,500
PIK DIP Commitment Fee / Exit Fees	65	-	-	-	- 130	195
PIK DIP Interest	-	22	-	-	- 88	110
Ending DIP Balance	$ 4,065	$ 4,087	$ 4,087	$ 6,587	$ 6,587 $ 6,805	$ 6,805

Exhibit B

EXHIBIT C

Note

Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement

Up to U.S. $6,500,000	July [●], 2025
For value received, WAG! Group Co., a Delaware corporation (“Wag”), Wag Labs, Inc., a Delaware corporation (“Labs”), Wag Wellness, LLC, a Delaware limited liability company (“Wellness”), Pawsome, LLC, a Delaware limited liability company (“Pawsome”), Compare Pet Insurance Services, Inc., a Delaware corporation (“Pet Insurance”), We Compare, Inc., a Delaware corporation (“We Compare”), and Furmacy, Inc., a Delaware corporation (“Furmacy”, and, together with Wag, Labs, Wellness, Pawsome, Pet Insurance, and We Compare, the “Borrowers” and each, individually, a “Borrower”), hereby promise to pay to Retriever LLC, a Delaware corporation (the “Lender”), in immediately available funds, the principal amount of up to
$6,500,000 or, if less, the aggregate unpaid principal amount of all Notes due and owing to the Lender pursuant to and payable in accordance with the Credit Agreement (as defined below), together with interest on the principal amount of such Commitment from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
This Note is the Note referred to in the Senior Secured, Super-Priority Debtor-in- Possession Loan and Security Agreement dated as of July [●], 2025 (as extended, renewed, amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers and Lender, and the holder hereof is entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.
This Note shall be governed by and construed and determined in accordance with the internal laws of the State of Delaware.
Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, subject to the conditions, on the terms of and in the manner as provided for in the Credit Agreement.

[Signature page follows]

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder, except as expressly provided in the Credit Agreement.
WAG! GROUP CO.

By:      Name:      Title:

WAG LABS, INC.

By:      Name:      Title:

WAG WELLNESS, LLC

By:      Name:      Title:

COMPARE PET INSURANCE SERVICES, INC.

By:      Name:      Title:

WE COMPARE, INC.

By:      Name:      Title:

Exhibit C

PAWSOME, LLC

By:
Name:
Title:

FURMACY, INC.

By:         Name:
Title:

Exhibit C

EXHIBIT D

Borrowing Notice

Exhibit D

The Tuhey Law Firm LLC 823 Linden Avenue
Oak Park, IL 60302 Attention: John M. Tuhey

FORM NOTICE OF BORROWING
[ ], 2025

Ladies and Gentlemen:
We refer to the Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement dated as of July [●], 2025 (as amended, modified or supplemented from time to time, the "Credit Agreement"), among the undersigned, the other Borrowers party thereto, the Lenders party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
The undersigned hereby gives notice, as required pursuant to the Credit Agreement, that on the date hereof, the undersigned desires to borrow the aggregate amount of $[    ], comprised of Advances to be made pursuant to the Approved Budget and the Credit Agreement. The undersigned hereby authorizes and directs Lender to transfer the proceeds, net of fees and expenses payable to Lender (in the net amount of $[    ]), to the accounts and payees indicated on Exhibit A hereto.

Very truly yours,
WAG! GROUP CO., as Borrower By: Name: Title:

Exhibit D